Exhibit 4.2

DESCRIPTION OF OUR SECURITIES

The following is a description based on relevant portions of Delaware law and on LAGO Evergreen Credit’s (the “Company,” “we,” “us” or “our”) Agreement and Declaration of Trust (the “Declaration of Trust”) and Bylaws (the “Bylaws”), each of which is filed as an exhibit to our Annual Report on Form 10-K (the “Annual Report”) of which this Exhibit 4.2 is a part. This summary is not necessarily complete, and we refer you to Delaware law, our Declaration of Trust and our Bylaws for a more detailed description of the provisions summarized below.

General

The terms of the Declaration of Trust authorize the Company to issue an unlimited number of shares of beneficial interest, par value $0.01 per share (the “Shares”). The Declaration of Trust provides that the Board may classify or reclassify any unissued Shares into one or more classes or series of common or preferred shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends, qualifications, or terms or conditions of redemption of the shares, to the extent permitted by the 1940 Act.

There is currently no market for the Shares, and it is not expected there will be a secondary market at any time. The Company does not intend to list the Shares on any national securities exchange. There are no outstanding options or warrants to purchase Shares. No Shares have been authorized for issuance under any equity compensation plans. Under the terms of the Declaration of Trust, Shareholders shall be entitled to the same limited liability extended to Shareholders of private Delaware for profit corporations formed under the Delaware General Corporate Law. The Declaration of Trust provides that no Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Company’s assets or the affairs of the Company by reason of being a Shareholder.

Common Shares

Under the terms of the Declaration of Trust, all Shares will have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, fully paid, and nonassessable. Dividends and distributions may be paid to the holders of the Shares if, as and when authorized by the Board and declared by the Company out of funds legally available therefor. Except as may be provided by the Board in setting the terms of classified or reclassified common shares, the Shares will have no preemptive, exchange, conversion, appraisal or redemption rights. The Shares are subject to substantial restrictions on transferability and resale and may not be transferred or resold except as permitted under federal and state securities laws. A Shareholder may not sell, assign or transfer all or any portion of its Shares without the prior written consent of the investment adviser, LAGO Asset Management, LLC (the “Adviser”), which consent may be withheld in the Adviser’s sole and absolute discretion. Notwithstanding the foregoing, a Shareholder may, without the Adviser’s consent, transfer all or a portion of its Shares to (i) a member of that Shareholder’s immediate family or (ii) a trust or other entity created or controlled by that Shareholder or members of that Shareholder’s immediate family, provided that no such transfer may be made if it would, in the Adviser’s discretion, cause adverse consequences to the Company or its Shareholders. In order to avoid the possibility that the Company’s assets could be treated as “plan assets,” the Company may require any person proposing to acquire Shares to furnish such information as may be necessary to determine whether such person is a benefit plan investor or a controlling person, restrict or prohibit transfers of such shares or redeem any outstanding shares for such price and on such other terms and conditions as may be determined by or at the direction of the Board.

Exhibit 4.2

In the event of the Company’s liquidation, dissolution or winding up, each of the Shares would be entitled to share pro rata in all of the Company’s assets that are legally available for distribution after the Company pays all debts and other liabilities and subject to any preferential rights of holders of preferred shares, if any preferred shares are outstanding at such time. Subject to the rights of holders of any other class or series of shares, each Share will be entitled to one vote on all matters submitted to a vote of Shareholders, including the election of Trustees. Except as may be provided by the Board in setting the terms of classified or reclassified Shares, and subject to the express terms of any class or series of preferred shares, the holders of the Shares will possess exclusive voting power. There will be no cumulative voting in the election of Trustees. Subject to the special rights of the holders of any class or series of preferred shares to elect Trustees, each Trustee will be elected by a plurality of the votes cast with respect to such Trustee’s election. Pursuant to the Declaration of Trust, the Board may amend the Bylaws to alter the vote required to elect Trustees.

Preferred Shares

The Company has not issued any preferred shares and does not currently anticipate doing so in the near future. However, under the terms of the Declaration of Trust, the Board may authorize the Company to issue preferred shares in one or more classes or series without Shareholder approval, to the extent permitted by the 1940 Act. The Board has the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of preferred shares. In the event the Company issues preferred shares, it will make any required disclosure to Shareholders. The Company will not offer preferred shares to the Investment Adviser or its affiliates except on the same terms as offered to all other Shareholders.

Preferred shares could be issued with terms that would adversely affect the Shareholders, provided that the Company may not issue any preferred shares that would limit or subordinate the voting rights of holders of the Shares. Preferred shares could also be used as an anti-takeover device through the issuance of shares of a class or series of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control. Every issuance of preferred shares will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (1) immediately after issuance and before any dividend or other distribution is made with respect to Shares and before any purchase of Shares is made, such preferred shares together with all other senior securities must not exceed an amount equal to 50% of the Company’s total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be and (2) the holders of preferred shares, if any are issued, must be entitled as a class voting separately to elect two trustees at all times and to elect a majority of the trustees if distributions on such preferred shares are in arrears by two full years or more. Certain matters under the 1940 Act require the affirmative vote of the holders of at least a majority of the outstanding shares of preferred shares (as determined in accordance with the 1940 Act) voting together as a separate class. For example, the vote of such holders of preferred shares would be required to approve a proposal involving a plan of reorganization adversely affecting such securities.

The issuance of any preferred shares must be approved by a majority of the Independent Trustees not otherwise interested in the transaction, who will have access, at the Company’s expense, to the Company’s legal counsel or to independent legal counsel.

Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses

The Declaration of Trust provides that no Trustee or officer of the Company shall be subject, in such capacity, to any personal liability whatsoever to any person, except for liability to the Company or its Shareholders arising from bad faith, willful misconduct, gross negligence, or reckless disregard of his or her duty to such person. Subject to that exception, all persons with claims arising in connection with the affairs of the Company shall look solely to the Company’s property for satisfaction.

Exhibit 4.2

The Declaration of Trust requires the Company to indemnify each person who serves, or has at any time served, as a Trustee, officer or employee of the Company (each, an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and reasonable counsel fees, reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which the Indemnitee is, or has been, involved as a party or otherwise, or with which the Indemnitee has been threatened, while acting in any such capacity. No Indemnitee shall be indemnified against any liability or expense arising by reason of: (i) willful misconduct; (ii) bad faith; (iii) gross negligence; or (iv) reckless disregard of the duties involved in the conduct of his or her position (collectively, “Disabling Conduct”). In addition, indemnification is not available with respect to any matter as to which the Indemnitee shall not have acted in good faith in the reasonable belief that the action was in the best interest of the Company, or, in the case of a criminal proceeding, as to which the Indemnitee had reasonable cause to believe the conduct was unlawful. Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee (i) was authorized by a majority of the Trustees or (ii) was instituted by the Indemnitee to enforce his or her rights to indemnification hereunder in a case in which the Indemnitee is found to be entitled to such indemnification.

No indemnification shall be made unless there has been a determination that the Indemnitee is entitled to indemnification by: (i) a final decision on the merits by a court or other body of competent jurisdiction; or (ii) in the absence of such a decision, either (A) a majority vote of a quorum of those Trustees who are neither Interested Persons of the Company (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”), or (B) if such a quorum is not obtainable, or if obtainable and a majority of such quorum so directs, by independent legal counsel in a written opinion. The rights to indemnification set forth in the Declaration of Trust continue as to a person who has ceased to be a Trustee or officer of the Company and inure to the benefit of his or her heirs, executors and personal and legal representatives. No amendment or restatement of the Declaration of Trust, or repeal of any of its provisions, shall limit or eliminate any of the benefits provided to any person who at any time is or was a Trustee, officer or employee of the Company in respect of any act or omission occurring prior to such amendment, restatement or repeal.

Election and Tenure of Trustees

The number of Trustees constituting the Board will be fixed at five, consisting of three Independent Trustees and two Interested Trustees. The number of Trustees constituting the Board may be fixed from time to time by a written instrument signed, or by resolution approved at a duly constituted meeting, by a majority of the Board. The Board, by action of a majority of the then-Trustees at a duly constituted meeting, may fill vacancies in the Board. The Shareholders may elect Trustees, including filling any vacancies in the Board. Any Trustee may be removed for cause only, and not without cause, by action of a majority of the remaining Trustees (or, in the case of removal of a Trustee who is not an Interested Person as defined in the 1940 Act, by a majority of the remaining Trustees who are not Interested Persons). A meeting of Shareholders for the purpose of electing one or more Trustees may be called by the Board or, to the extent provided by the 1940 Act and the rules and regulations thereunder, by the Shareholders. Shareholders shall have the power to remove a Trustee only to the extent provided by the 1940 Act and the rules and regulations thereunder.

Each Trustee will hold office until his or her death, resignation, retirement, disqualification or removal. Any Trustee may resign at any time by written instrument signed by him or her and delivered to any officer of the Company or to a meeting of the Board. While the Company does not intend to list the Shares on any securities exchange, if any class of its Shares is listed on a national securities exchange, the Board will be divided into three classes of Trustees serving staggered terms of three years each.

Exhibit 4.2

Death, Resignation, or Removal of a Trustee

The death, declination, resignation, retirement, removal, declaration as bankrupt or incapacity of one or more Trustees, or of all of them, shall not operate to dissolve the Company or to revoke any existing agency created pursuant to the terms of the Declaration of Trust. Whenever a vacancy in the Board shall occur, until such vacancy is filled as provided in the Declaration of Trust, the Trustee(s) in office, regardless of the number, shall have all the powers granted to the Board and shall discharge all the duties imposed upon the Board by the Declaration of Trust. In the event of the death, declination, resignation, retirement, removal, declaration as bankrupt or incapacity of all of the then Trustees, the Investment Adviser is empowered to appoint new Trustees subject to the provisions of Section 16(a) of the 1940 Act.

Action by Shareholders

The Shareholders will only have voting rights as required by the 1940 Act or as otherwise provided for in the Declaration of Trust. Under the Declaration of Trust and Bylaws, the Company is not required to hold annual Shareholder meetings. Special meetings may be called by the Trustees and certain of its officers and will be limited to the purposes for any such special meeting set forth in the notice thereof. In addition, the Declaration of Trust provides that, subject to the satisfaction of certain procedural and informational requirements by the Shareholders requesting the meeting, a special meeting of Shareholders will be called by the secretary of the Company upon the written request of Shareholders entitled to cast thirty-three and one-third percent (33⅓%) or more of the votes entitled to be cast at the meeting. Any special meeting called by such Shareholders is required to be held not less than ten (10) nor more than ninety (90) days after the Company is provided notice by such Shareholders of the request for a special meeting. These provisions will have the effect of significantly reducing the ability of Shareholders to have proposals considered at a meeting of Shareholders.

With respect to special meetings of Shareholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only (1) pursuant to the notice of the meeting, (2) by or at the direction of the Board of Trustees or any committee thereof or (3) provided that the Board has determined that Trustees will be elected at the meeting, by a Shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Bylaws.

Calling of Meetings of Shareholders

Meetings of the Shareholders may be held within or outside the State of Delaware. Meetings of the Shareholders of the Company may be called by the Board, Chairman of the Board or the Chief Executive Officer of the Company for any lawful purpose, including the purpose of electing Trustees as provided in the Declaration of Trust. Special meetings of the Shareholders shall be called by the Board, Chairman or Chief Executive Officer upon the written request of Shareholders owning the requisite percentage amount of the outstanding Shares entitled to vote.

Derivative Actions

No person, other than a Trustee, who is not a Shareholder will be entitled to bring any derivative action, suit or other proceeding on behalf of the Company.

Exhibit 4.2

In addition to the requirements set forth in Section 3816 of the Delaware Statutory Trust Act (the “Statutory Trust Act”), a Shareholder may bring a derivative action on behalf of the Company only if the following conditions are met: (i) the Shareholder or Shareholders must make a pre-suit demand upon the Trustees to bring the subject action unless an effort to cause the Trustees to bring such an action is not likely to succeed; and a demand on the Trustees shall only be deemed not likely to succeed and therefore excused if a majority of the Trustees, or a majority of any committee established to consider the merits of such action, is composed of Trustees who are not Independent Trustees; and (ii) unless a demand is not required under clause (i) of this paragraph, the Trustees must be afforded a reasonable amount of time to consider such Shareholder request and to investigate the basis of such claim; and the Trustees shall be entitled to retain counsel or other advisors in considering the merits of the request and may require an undertaking by the Shareholders making such request to reimburse the Company for the expense of any such advisors in the event that the Trustees determine not to bring such action. For purposes of this paragraph, the Trustees may designate a committee of one or more Trustees to consider a Shareholder demand. Notwithstanding the foregoing, the requirements set forth in this paragraph will not apply to any claims asserted under federal securities laws or the rules and regulations thereunder.

Exclusive Delaware Jurisdiction; Jury Trial Waiver.

The Declaration of Trust provides that each Trustee and officer of the Company and each Shareholder, to the fullest extent permitted by law, (i) irrevocably agrees that any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Company, the Statutory Trust Act, the Declaration of Trust or the Bylaws (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of the Declaration of Trust or the Bylaws, or (B) the duties (including fiduciary duties), obligations or liabilities of the Company to the Shareholders or the Trustees, or of officers or the Trustees to the Company, to the Shareholders or each other, or (C) the rights or powers of, or restrictions on, the Company, the officers, the Trustees or the Shareholders, or (D) any provision of the Statutory Trust Act or other laws of the State of Delaware pertaining to corporations made applicable to the Company pursuant to the Statutory Trust Act, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Statutory Trust Act, the Declaration of Trust or the Bylaws relating in any way to the Company (regardless, in each case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), will be exclusively brought in the Court of Chancery for the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service will constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof will affect or limit any right to serve process in any other manner permitted by law, and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.

The foregoing does not apply to any claims brought under federal securities law, or the rules and regulations thereunder.

Amendment of Declaration of Trust and Bylaws

Exhibit 4.2

The Board may amend or supplement the Declaration of Trust without a Shareholder vote, except that Shareholders have the right to vote on: (i) any amendment that would eliminate their right to vote under the Declaration of Trust; (ii) any amendment to the amendment procedure itself; (iii) any amendment that would adversely affect the powers, preferences or special rights of the Shares, as determined by the Board in good faith; and (iv) any amendment submitted to them by the Board. The Board has the exclusive power to amend or repeal the Bylaws at any time by affirmative vote of a majority of the Trustees. The Bylaws may not be amended in a manner that conflicts with the Declaration of Trust.

Shareholder Action by Written Consent

Any action required or permitted to be taken at any meeting of Shareholders may be taken without a meeting, without prior notice and without a vote, if the consent setting forth the action to be taken is given in writing or by electronic transmission by Shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Shareholders entitled to vote thereon were present and voted.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis in accordance with generally accepted accounting principles.